                                                Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-73998


PROSPECTUS

                                 562,455 SHARES

                             ASPEN TECHNOLOGY, INC.

                                  COMMON STOCK

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This prospectus relates to resales of shares of common stock previously issued by us to the selling stockholders, as identified on page 11 of this prospectus, in connection with our acquisitions of Houston Consulting Group, L.P. and of a subsidiary of Computerized Process Unlimited, L.L.C. We will not receive any proceeds from the sale of the shares.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq National Market under the symbol
"AZPN."

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INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

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THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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               The date of this prospectus is December 14, 2001.

                                TABLE OF CONTENTS

                                                              PAGE
                                                              ----

Prospectus Summary..........................................   3

Risk Factors................................................   4

Special Note Regarding Forward-Looking Information..........  10

Use of Proceeds.............................................  11

Selling Stockholders........................................  11

Plan of Distribution........................................  13

Legal Matters...............................................  14

Experts.....................................................  14

Where You Can Find More Information.........................  15

Incorporation of Documents by Reference.....................  15

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Unless the context otherwise requires, references in this prospectus to "Aspen Technology," "we," "us," and "our" refer to Aspen Technology, Inc. and its subsidiaries.

                               PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."


                                   ASPEN TECHNOLOGY

OUR BUSINESS:                 We are a leading global provider of intelligent
                              decision-support and eBusiness solutions to the process industries. Our decision-support software and service solutions enable customers to automate, integrate and optimize complex engineering, manufacturing and supply chain functions. Customers use our eBusiness solutions to automate and synchronize collaborations with suppliers, customers and other trading partners over the Internet. Customers use our solutions to optimize manufacturing performance at the individual plant level, across multiple plants and throughout the extended supply chain. These solutions enable customers to increase competitiveness and profitability by improving manufacturing efficiency, responsiveness and product quality.

OUR ADDRESS:                  Our principal executive offices are located at Ten
                              Canal Park, Cambridge, Massachusetts 02141. Our telephone number is (617) 949-1000. Our website is located at www.aspentech.com. Information contained in our website is not a part of this prospectus.

                                   THE OFFERING

COMMON STOCK OFFERED:         All of the shares offered by this prospectus are
                              being sold by the selling stockholders. The selling stockholders consist of (a) the former beneficial owner of Houston Consulting Group, L.P., who acquired his offered shares in connection with our acquisition of Houston
                              Consulting Group in June 2001, and (b)
                              Computerized Processes Unlimited, L.L.C. and its members, which acquired their offered shares in connection with our acquisition of Coppermine LLC, a subsidiary of Computerized Processes Unlimited, in June 2001.

USE OF PROCEEDS:              We will not receive any proceeds from the sale of
                              shares in this offering.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO PREDICT QUARTERLY REVENUE LEVELS AND OPERATING RESULTS.

     Because license fees for our software products are substantial and the decision to purchase our products typically involves members of our customers' senior management, the sales process for our solutions is lengthy and can exceed one year. Accordingly, the timing of our software revenues is difficult to predict, and the delay of an order could cause our quarterly revenues to fall substantially below expectations. Moreover, to the extent that we succeed in shifting customer purchases away from individual software solutions and toward more costly integrated suites of software and services, our sales cycle may lengthen, which could increase the likelihood of delays and cause the effect of a delay to become more pronounced. We have limited experience in forecasting the timing of sales of our integrated suites of software and services. Delays in sales could cause significant shortfalls in our revenues and operating results for any particular period.

FLUCTUATIONS IN OUR QUARTERLY REVENUES, OPERATING RESULTS AND CASH FLOW MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

     Our revenues, operating results and cash flow have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control, including:

     -    our customers' purchasing patterns;

     -    the length of our sales cycle;

     -    changes in the mix of our license revenues and service revenues;

     - the timing of introductions of new solutions and enhancements by us and our competitors;

     - seasonal weakness in the first quarter of each fiscal year, primarily caused by a slowdown in business in some of our international markets;

     -    the timing of our investments in new product development;

     -    changes in our operating expenses; and

     - fluctuating economic conditions, particularly as they affect companies in the chemicals, petrochemicals and petroleum industries.

     We ship software products within a short period after receipt of an order and typically do not have a material backlog of unfilled orders for software products. Consequently, revenues from software licenses in any quarter are substantially dependent on orders booked and shipped in that quarter. Historically, a majority of each quarter's revenues from software licenses has come from license agreements that have been entered into in the final weeks of the quarter. Therefore, even a short delay in the consummation of an agreement may cause our revenues to fall below public expectations for that quarter.

     Since our expense levels are based in part on anticipated revenues, we may be unable to adjust spending quickly enough to compensate for any revenue shortfall and any revenue shortfall would likely have a disproportionately adverse effect on our operating results. We expect that these factors will continue to affect our operating results for the foreseeable future. Because of the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

     As a result of lower-than-anticipated license revenues in our fiscal quarter ended September 30, 2001, our operating results for the quarter were below the expectations of public market analysts and many investors. If, due to one or more of the foregoing factors or an unanticipated cause, our operating results fail to meet the expectations of public market analysts and investors in a future quarter, the market price of our common stock would likely decline.

BECAUSE WE DERIVE A MAJORITY OF OUR TOTAL REVENUES FROM CUSTOMERS IN THE CYCLICAL CHEMICALS, PETROCHEMICALS AND PETROLEUM INDUSTRIES, OUR OPERATING RESULTS MAY SUFFER IF THESE INDUSTRIES EXPERIENCE AN ECONOMIC DOWNTURN.

     We derive a majority of our total revenues from companies in the chemicals, petrochemicals and petroleum industries. Accordingly, our future success depends upon the continued demand for manufacturing optimization software and services by companies in these process manufacturing industries. The chemicals, petrochemicals and petroleum industries are highly cyclical. In the past, worldwide economic downturns and pricing pressures experienced by chemical, petrochemical and petroleum companies have led to consolidations and reorganizations. These downturns, pricing pressures and restructurings have caused delays and reductions in capital and operating expenditures by many of these companies. These delays and reductions have reduced demand for products and services like ours. A recurrence of these industry patterns, as well as general domestic and foreign economic conditions and other factors that reduce spending by companies in these industries, could harm our operating results in the future.

WE WILL LOSE VALUABLE STRATEGIC LEADERSHIP AND OUR CUSTOMER RELATIONSHIPS MAY BE HARMED IF WE LOSE THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER OR OTHER KEY PERSONNEL.

     Our future success depends to a significant extent on Lawrence B. Evans, our principal founder, Chairman, President and Chief Executive Officer, our other executive officers and a number of key engineering, technical, managerial and marketing personnel. The loss of the services of any of these individuals or groups of individuals could harm our business. None of our executive officers has entered into an employment agreement with us.

IF WE ARE UNABLE TO SUCCESSFULLY MARKET OUR PRODUCTS TO SENIOR EXECUTIVES OF POTENTIAL CUSTOMERS, OUR REVENUE GROWTH MAY BE LIMITED.

     With the introduction of the Aspen ProfitAdvantage solution, we are increasingly focused on selling the strategic value of our technology to the highest executive levels of customer organizations, typically the chief executive officer, chief financial officer or chief information officer. We have limited experience in selling and marketing at these levels. If we are not successful at selling and marketing to senior executives, our revenue growth and operating results could suffer.

IF WE DO NOT COMPETE SUCCESSFULLY, WE MAY LOSE MARKET SHARE.

     Our markets are highly competitive. Our asset optimization software competes with products of businesses such as Hyprotech, a division of AEA Technology, and Simulation Sciences, a division of Invensys. Our value chain planning software competes with products of companies such as i2 Technologies, Manugistics and SAP. Our value chain execution competes with products of companies such as Honeywell's Hi-Spec division, Invensys and SAP. We also face competition in all three areas from large companies in the process industries that have developed their own proprietary software solutions.

     Some of our current competitors have significantly greater financial, marketing and other resources than we have. In addition, many of our current competitors have established, and in the future may establish, cooperative relationships with third parties to improve their product offerings and to increase the availability of their products to the marketplace. The entry of new competitors or alliances into our market could reduce our market share, require us to lower our prices, or both. Many of these factors are outside our control, and we may not be able to maintain or enhance our competitive position against current and future competitors.

IF WE ARE UNABLE TO DEVELOP RELATIONSHIPS WITH SYSTEMS INTEGRATORS AND OTHER STRATEGIC PARTNERS, OUR REVENUE GROWTH MAY BE HARMED.

     One element of our growth strategy is to increase the number of third-party implementation partners who market and integrate our products. If we do not adequately train a sufficient number of systems integrator partners, or if potential partners focus their efforts on integrating or co-selling competing products to the process industries, our future revenue growth could be limited and our operating results could be harmed. If our partners fail to implement our solutions for our customers properly, the reputations of our solutions and our company could be harmed and we might be subject to claims by our customers. We intend to continue to establish partnerships with technology companies, such as Peregrine Software or its subsidiary Extricity Software and new eBusiness entities to accelerate the development and marketing of our eBusiness solutions. To the extent that we are unsuccessful in maintaining our existing relationships and developing new relationships, our revenue growth may be harmed.

IF WE FAIL TO INTEGRATE THE OPERATIONS OF THE COMPANIES WE ACQUIRE, WE MAY NOT REALIZE THE ANTICIPATED BENEFITS AND OUR OPERATING COSTS COULD INCREASE.

     We intend to continue to pursue strategic acquisitions that will provide us with complementary products, services and technologies and with additional personnel. The identification and pursuit of these acquisition opportunities and the integration of acquired personnel, products, technologies and businesses require a significant amount of management time and skill. There can be no assurance that we will identify suitable acquisition candidates, consummate any acquisition on acceptable terms or successfully integrate any acquired business into our operations. Additionally, in light of the consolidation trend in our industry, we expect to face competition for acquisition opportunities, which may substantially increase the cost of any potential acquisition.

     We have experienced in the past, and may experience again in the future, problems integrating the operations of a newly acquired company with our own operations. Acquisitions also expose us to potential risks, including diversion of management's attention, failure to retain key acquired personnel, assumption of legal or other liabilities and contingencies, and the amortization of goodwill and other acquired intangible assets. Moreover, customer dissatisfaction with, or problems caused by, the performance of any acquired products or technologies could hurt our reputation.

     We may issue additional equity securities or incur long-term indebtedness to finance future acquisitions. The issuance of equity securities could result in dilution to existing stockholders, while the use of cash reserves or significant debt financing could reduce our liquidity and weaken our financial condition.

IF WE FAIL TO ANTICIPATE AND RESPOND TO CHANGES IN THE MARKET FOR eBUSINESS SOLUTIONS FOR PROCESS MANUFACTURERS, WHICH IS AT A VERY EARLY STAGE, OUR FUTURE REVENUE GROWTH MAY BE LIMITED.

     The use of eBusiness solutions by process manufacturers is at a very early stage. Because this market is new, it is difficult to predict its potential size or growth rate. Moreover, historically, the process industries have not been early adopters of new business technologies. In addition, the market for eBusiness software and services for process manufacturing optimization is characterized by rapidly changing technology and customer needs. Our future success depends on our ability to enhance our current eBusiness offerings, to anticipate trends in the process industries regarding use of the Internet, and to develop in a timely and cost-effective manner new software and services that respond to evolving customer needs, emerging Internet technologies and standards, and new competitive software and service offerings. We have invested, and intend to continue to invest from time to time, in eBusiness entities, such as Optimum Logistics and Peregrine Software, to accelerate the development and marketing of our eBusiness solution. If any of these eBusiness entities are not successful, our investment may be lost or substantially reduced in value.

IF USE OF THE INTERNET OR eBUSINESS DOES NOT CONTINUE TO GROW, OUR FUTURE OPERATING RESULTS MAY SUFFER.

     The success of our eBusiness strategy depends on increasing demand for eBusiness products and solutions and increasing acceptance of use of the Internet for transacting business. Rapid growth in the use of the Internet and commercial online services is a recent phenomenon. Demand for recently introduced products and services over the Internet and online services is subject to a high level of uncertainty. The development of the Internet as a viable medium for the delivery of software applications is subject to number of factors, including:

     - enterprises may be unwilling to shift their software selling and purchasing habits from traditional processes; and

     - insufficient availability of telecommunications services or changes in telecommunications services could result in slower response times.

     Critical issues concerning use of Internet-based business services are still unresolved and will likely affect use of these services. These issues include security, reliability, congestion, cost, ease of access and quality of service. Even if these issues are resolved, if the market for Internet-based business services fails to develop, or develops at a slower pace than anticipated, our business and operating results could be harmed.

THE GROWTH OF OUR eBUSINESS AND PETROVANTAGE MAY BE ADVERSELY AFFECTED BY NEW LAWS OR REGULATIONS RELATING TO THE INTERNET AND ECOMMERCE.

     We operate in an environment of uncertainty as to potential government regulation of the Internet. The Internet has rapidly emerged as a commercial medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of goods and services, advertising, intellectual property rights, and information security. In addition, because we offer our software worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Any future regulation may have a negative impact on our business by restricting our method of operation or imposing additional costs.

     In addition, because our software applications may be delivered and used over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. In addition, state or foreign governments may allege or charge us with violations of local laws, we might unintentionally violate these laws, and these laws may be modified, or new laws may be enacted, in the future.

INTERNET-BASED BUSINESS SERVICES MAY BE SUBJECT TO SALES AND OTHER TAXES THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     A number of legislative proposals have been made by federal, state, local and foreign governments have made a number of legislative proposals that would impose additional taxes on the provision of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. In October 1998, Congress placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce. Existing state and local laws were excluded from this moratorium. In November 2001, Congress extended this moratorium through November 1, 2003. When this moratorium is ultimately lifted, some type of federal or state taxes may be imposed upon Internet commerce. The imposition of sales, value-added or similar taxes could make it more expensive to use our software platforms, diminish our competitiveness and harm our business and operating results.

IF WE FAIL TO PROTECT THE PRIVACY OF OUR eBUSINESS CUSTOMERS' INFORMATION OR TO ENSURE THE SECURITY OF ONLINE TRANSACTIONS, WE COULD HAVE DIFFICULTY RETAINING OUR eBUSINESS CUSTOMERS.

     Concern about the security of the transmission of confidential information over public networks is a significant barrier to online services. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in compromises or breaches of Internet security systems that protect proprietary information. If any well-publicized compromises of security were to occur, they could substantially reduce interest in the Internet as a medium for delivering software applications, which would harm our business and operating results. In addition, one of the features of our software applications is the ability to develop and maintain profiles of consumers for use by businesses. Typically, these products capture profile information when consumers, business customers and employees visit and Internet website and volunteer information in response to survey questions. Our products augment these profiles over time by collecting usage data. Although our customers management products are designed to operate with applications that protect user privacy, concerns about privacy may nevertheless cause visitors to resist providing the personal data necessary to support this profiling capability. If we cannot adequately address consumer's privacy concerns, these concerns could seriously harm our business, financial condition and operating results.

THE INTERNET IS SUBJECT TO RAPID CHANGE, WHICH COULD RESULT IN SIGNIFICANT ADDITIONAL COSTS TO US OR IN OUR PRODUCTS AND SERVICES BECOMING OBSOLETE.

     Markets for Internet-based products and services are characterized by rapidly changing technologies, frequent new product and service introductions, and evolving industry standards. The recent growth of the Internet and intense existing and emerging competition exacerbate these market characteristics. To succeed, we will need to adapt effectively to rapidly changing technologies and to improve continually the performance features and reliability of our software. We could incur substantial costs in modifying our software to adapt to these changes. Our technologies may also become obsolete, and we may lose customers and revenue if we fail to adapt our software to the rapid changes that are characteristic of the Internet.

WE MAY LOSE ALL OR PART OF OUR INVESTMENT IN PETROVANTAGE IF THE PETROVANTAGE SOLUTION IS NOT ADOPTED BY THE MARKET TO THE EXTENT NEEDED FOR US TO RECOUP OUR INVESTMENT.

     On September 14, 2000, we announced that we had formed PetroVantage, Inc. to develop a collaborative Internet-based software solution for optimizing and coordinating trading and logistics decisions and workflow among companies involved in evaluating, transporting and trading crude oil, intermediates and refined petroleum products. We have invested $11.3 million in PetroVantage operating expenses and have committed to fund operations through at least the end of fiscal year 2002. We may lose all or a portion of our investment in PetroVantage if PetroVantage's collaborative software solution does not gain market acceptance, is unable to achieve profitability or positive cash flow, or otherwise fails to meet our expectations.

WE MAY REQUIRE ADDITIONAL CAPITAL.

     We may need to raise additional capital in order to fund the continued development and marketing of our solutions. We expect our current cash balances, availability of sales of our installment contracts, available under our bank line of credit and cash flows from operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. However, we may need to obtain additional financing thereafter or earlier, if our current plans and projections prove to be inaccurate or our expected cash flows prove to be insufficient to fund our operations because of lower-than-expected revenues, unanticipated expenses or other unforeseen difficulties. Our ability to obtain additional financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive. They may also result in our incurring additional indebtedness or accepting stockholder dilution. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, reduce or defer our development activities or delay our introduction of new products and services. Any of these actions may seriously harm our business and operating results.

WE MAY SUFFER LOSSES ON FIXED-PRICE ENGAGEMENTS.

     We derive a substantial portion of our total revenues from service engagements and a significant percentage of these engagements have been undertaken on a fixed-price basis. We bear the risk of cost overruns and inflation in connection with fixed-price engagements, and as a result, any of these engagements may be unprofitable. In the past, we have had cost overruns on fixed-price service engagements. In addition, to the extent that we are successful in shifting customer purchases to our integrated suites of software and services and we price those engagements on a fixed-price basis, the size of our fixed-price engagements may increase, which could cause the impact of an unprofitable fixed-price engagement to have a more pronounced impact on our operating results.

OUR BUSINESS MAY SUFFER IF WE FAIL TO ADDRESS THE CHALLENGES ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     We have derived approximately 50% of our total revenues from customers outside the United States in each of the past three fiscal years. We anticipate that revenues from customers outside the United States will continue to account for a significant portion of our total revenues for the foreseeable future. Our operations outside the United States are subject to additional risks, including:

     - unexpected changes in regulatory requirements, exchange rates, tariffs and other barriers;

     -    political and economic instability;

     -    difficulties in managing distributors and representatives;

     -    difficulties in staffing and managing foreign subsidiary operations;

     - difficulties and delays in translating products and product documentation into foreign languages; and

     -    potentially adverse tax consequences.

     The impact of future exchange rate fluctuations on our operating results cannot be accurately predicted. In recent years, we have increased the extent to which we denominate arrangements with international customers in the currencies of the countries in which the software or services are provided. From time to time we have engaged in, and may continue to engage in, hedges of a significant portion of installment contracts denominated in foreign currencies. Any hedging policies implemented by us may not be successful, and the cost of these hedging techniques may have a significant negative impact on our operating results.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD MAKE US LESS COMPETITIVE AND CAUSE US TO LOSE MARKET SHARE.

     We regard our software as proprietary and rely on a combination of copyright, patent, trademark and trade secret laws, license and confidentiality agreements, and software security measures to protect our proprietary rights. We have United States patents for the expert guidance system in our proprietary graphical user interface, the simulation and optimization methods in our optimization software, a process flow diagram generator in our planning and scheduling software, and a process simulation apparatus in our polymers software. We have registered or have applied to register some of our significant trademarks in the United States and in selected other countries. We generally enter into non-disclosure agreements with our employees and customers, and historically have restricted access to our software products' source codes, which we regard as proprietary information. In a few cases, we have provided copies of the source code for some of our products to customers solely for the purpose of special product customization and have deposited copies of the source code for some of our products in third-party escrow accounts as security for ongoing service and license obligations. In these cases, we rely on non-disclosure and other contractual provisions to protect our proprietary rights.

     The steps we have taken to protect our proprietary rights may not be adequate to deter misappropriation of our technology or independent development by others of technologies that are substantially equivalent or superior to our technology. Any misappropriation of our technology or development of competitive technologies could harm our business, and could force us to incur substantial costs in protecting and enforcing our intellectual property rights. The laws of some countries in which our products are licensed do not protect our products and intellectual property rights to the same extent as the laws of the United States.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH COULD BE EXPENSIVE AND, IF WE ARE NOT SUCCESSFUL, COULD DISRUPT OUR BUSINESS.

     Third parties may assert patent, trademark, copyright and other intellectual property rights to technologies that are important to us. In such an event, we may be required to incur significant costs in litigating a resolution to the asserted claims. The outcome of any litigation could require us to pay damages or obtain a license to a third party's proprietary rights in order to continue licensing our products as currently offered. If such a license is required, it might not be available on terms acceptable to us, if at all.

OUR INABILITY TO MANAGE OUR GROWTH MAY HARM OUR OPERATING RESULTS.

     We have experienced substantial growth in recent years in the number of our employees, the scope of our operating and financial systems, and the geographic area of our operations. Our operations have expanded significantly through both internal growth and acquisitions. Our growth has placed, and is expected to continue to place, a significant strain on our management and our operating and financial systems. To manage our growth effectively, we must continue to expand our management team, attract, motivate and retain employees, and implement and improve our operating and financial systems. Our current management systems may not be adequate and we may not be able to manage any future growth successfully.

OUR SOFTWARE IS COMPLEX AND MAY CONTAIN UNDETECTED ERRORS.

     Like many other complex software products, our software has on occasion contained undetected errors or "bugs." Because new releases of our software products are initially installed only by a selected group of customers, any errors or "bugs" in those new releases may not be detected for a number of months after the delivery of the software. These errors could result in loss of customers, harm to our reputation, adverse publicity, loss of revenues, delay in market acceptance, diversion of development resources, increased insurance costs or claims against us by customers.

WE MAY BE SUBJECT TO SIGNIFICANT EXPENSES AND DAMAGES BECAUSE OF LIABILITY
CLAIMS.

     The sale and implementation of some of our software products and services, particularly in the areas of advanced process control and optimization, may entail the risk of product liability claims. Our software products and services are used in the design, operation and management of manufacturing processes at large facilities, and any failure of our software could result in significant claims against us for damages or for violations of environmental, safety and other laws and regulations. Our agreements with our customers generally contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions in our agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions. A substantial product liability claim against us could harm our operating results and financial condition.

OUR COMMON STOCK MAY EXPERIENCE SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS.

     The equity markets have from time to time experienced extreme price and volume fluctuations, particularly in the high technology sector, and those fluctuations have often been unrelated to the operating performance of particular companies. In addition, factors such as our financial performance, announcements of technological innovations or new products by us or our competitors, as well as market conditions in the computer software or hardware industries, may have a significant impact on the market price of our common stock. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been initiated. We were the subject of this type of litigation in the past and may be the subject of future class action lawsuits. Furthermore, class action lawsuits could result in substantial costs and a diversion of our management's attention and resources.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any of our forward-looking statements.

                                 USE OF PROCEEDS

     All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders." We will not receive any proceeds from the sale of shares by the selling stockholders.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the offered shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

     We issued the shares of common stock covered by this prospectus in two separate private placements effected in connection with our acquisitions of Houston Consulting Group, L.P. and of a subsidiary of Computerized Process Unlimited, L.L.C. in June 2001. The selling stockholders consist of (a) the former beneficial owner of Houston Consulting Group, who acquired his offered shares in connection with our acquisition of Houston Consulting Group, and (b) Computerized Processes Unlimited and its members, which acquired their offered shares in connection with our acquisition of Coppermine LLC, a subsidiary of Computerized Processes Unlimited. The following table sets forth, to our knowledge, certain information about the selling stockholders as of November 26, 2001.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                           Shares of                    Number of                   Shares of
                                          Common Stock                  Shares of                  Common Stock
                                       Beneficially Owned             Common Stock           to be Beneficially Owned
                                       Prior to Offering              Being Offered               After Offering
                                      ---------------------   ----------------------------    -----------------------
                                                              Beneficially
  Name of Selling Stockholder         Number     Percentage      Owned      Held of Record     Number     Percentage
  ---------------------------         ------     ----------   ------------  --------------     ------     ----------
Advantage Capital Partnerships        96,626         *                          96,626             0          0%
LL&E Tower, Suite 2230
909 Poydras Street
New Orleans, Louisiana 70112

James B. Bassich                      31,496         *           31,496         29,158             0          0%
3004 Coliseum Street
New Orleans, Louisiana 70115

Michael S. Benbow                     31,496         *           31,496         29,158             0          0%
7300 Lakeshore Drive #38
New Orleans, Louisiana 70124

Kenneth P. Callaway                   29,158         *           29,158         29,158             0          0%
4609 Dreyfus Avenue
Metairie, Louisiana 70006

Marcus M. Chevis                     102,606         *           41,524         14,579        58,744          *
4421 Burke Drive
Metairie, Louisiana 70003

Computerized Processes Unlimited,     71,110         *           26,945         26,945        44,165          *
L.L.C.

4200 S. I-10 Service Road S.
Suite 205
Metairie, Louisiana 70001

Michael B. Feldman                   323,324         *          193,994        193,994       129,330          *
c/o Houston Consulting Group L.P.
2211 Norfolk Street, Suite 800
Houston, Texas 77098

F/V Software, L.L.C.                 167,736         *          123,571         96,626        44,165          *
650 Poydras Street, Suite 2710
New Orleans, Louisiana 70130

Robert W. Phillpott                  102,606         *           58,441         29,158        44,165          *
1007 Division Street
Metairie, Louisiana 70001

Pontchartrain Technology, Inc.        73,448         *           29,283          2,338        44,165          *
4200 S. I-10 Service Road S.,
Suite 205
Metairie, Louisiana 70001

Clayton J. White                     102,606         *           41,524         14,579        58,744          *
3810 S. Post Oak Avenue
New Orleans, Louisiana 70131

------------
* Less than one percent.

     The shares reflected as beneficially owned by Advantage Capital partnerships consist of shares held by (a) Advantage Capital Partners VI, Limited, Advantage Capital Partners VII, Limited, Advantage Capital Partners VIII, Limited, Advantage Capital Partners X, Limited and (b) shares owned by Computerized Processes Unlimited, L.L.C. and Pontchartrain Technology, Inc. A member of the general partners of the several Advantage Capital partnerships is a director of Computerized Processes Unlimited, L.L.C.

     The shares beneficially owned by Mr. Chevis, F/V Software, LLC, Mr. Phillpott and Mr. White include shares owned by Computerized Processes Unlimited, L.L.C. and Pontchartrain Technology, Inc. Mr. Chevis is the president and a director of each of Computerized Processes Unlimited, L.L.C. and Pontchartrain Technology, Inc. Two members of the general partner of F/V Software are directors of each of Computerized Processes Unlimited, L.L.C. and Pontchartrain Technology, Inc. Mr. Phillpott is a director of each of Computerized Processes Unlimited, L.L.C. and Pontchartrain Technology, Inc. Mr. White is the treasurer and a director of each of Computerized Processes Unlimited, L.L.C. and Pontchartrain Technology, Inc.

     We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will sell all of the shares covered by this prospectus.

     None of the selling stockholders named above has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that Messrs. Chevis and White became employees of Aspen upon our acquisition of Coppermine LLC in June 2001 and Mr. Feldman became an employee of our subsidiary into which Houston Consulting Group LLP was merged in June 2001. In connection with these acquisitions, we entered into employment agreements with Messrs. Chevis, Feldman and White under which they will perform services for us until June 2003.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. For purposes of the following description, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     -    in privately negotiated transactions; and

     -    in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of some states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities and Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some types of liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against specified liabilities, including liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (ii) ninety days after the date of the prospectus (or such later date as of which we no longer have any other secondary shelf registration statement in effect).

                                  LEGAL MATTERS

     The validity of the common stock offered by this prospectus has been passed upon for us by Hale and Dorr LLP.

                                     EXPERTS

     Our consolidated balance sheets as of June 30, 2001 and 2000 and the consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended June 30, 2001, have been incorporated by reference in the related registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to the sale of all the shares covered by this prospectus.

     (1) our annual report on Form 10-K for the fiscal year ended June 30, 2001;

     (2) our quarterly report on Form 10-Q for the quarter ended September 30, 2001;

     (3) our current reports on Form 8-K filed with the Securities and Exchange Commission on August 8, 2001 and October 29, 2001;

     (4) all of our filings pursuant to the Securities Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

     (5) the description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on October 9, 1997 (as amended by Amendment No. 1 filed on June 12, 1999 and Amendment No. 2 filed on November 8, 2001).

     You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                                        Aspen Technology, Inc.
                                        Ten Canal Park
                                        Cambridge, Massachusetts  02141
                                        Attention: Investor Relations
                                        Telephone: (617) 949-1000
                                        Email: invest@aspentech.com